Exhibit 3.3

OPERATING AGREEMENT

APLUS INTERNATIONAL, LTD.

THIS OPERATING AGREEMENT (hereinafter referred to as the “Agreement”) is made and entered into as of the 1st day of April, 2009 by and among, APLUS INTERNATIONAL, LTD., a Nevada limited liability company (the “Company”) and each and all of those persons whose names are subscribed hereto as members (individually, a “Member,” or collectively, the “Members”).

WHEREAS, the Organizers have formed the Company as a limited liability company under the Laws of the State of Nevada by causing the Articles of Organization, conforming to the requirements of the Act (as defined below) to be filed in the Office of the Secretary of State for the State of Nevada.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and intending to be legally bound hereby, and for other good and valuable consideration, the sufficiency of which are hereby acknowledged, the parties hereby covenant, agree and certify as follows:

ARTICLE 1

DEFINITIONS

1.1           “Act” shall mean the Nevada Limited Liability Company Act, Chapter 18, Title 6 of the Delaware Code.

1.2           “Agreement” shall mean this Operating Agreement as originally executed and as amended from time to time.

1.3           “Articles of Organization” shall refer to the Articles of Organization of the Company filed on April 12, 2005, in the Office of Secretary of State of Nevada.

1.4           “Capital Contribution” shall mean any contribution to the capital of the Company by a Member, whenever made, of cash, property, services rendered, promissory note(s), or other obligation to contribute cash or property or to perform services.

1.5           “Code” shall refer to the Internal Revenue Code of 1986 as it presently exists and hereafter may be amended.

1.6           “Company” shall refer to APlus International, Ltd., a limited liability company formed under the laws of the State of Nevada.  The principal business of the Company is to engage in portfolio development and asset management of the Company’s clients (the “Business Plan”).

1.7           “Disposition” shall refer to the sale of all or substantially all of the assets of the Company, refinancing of the Company property, condemnation (whether pursuant to governmental authority or pursuant to a private right of condemnation), a casual or an involuntary conversion.

1.8            “Managers” shall be the Managers and the person or persons from time-to-time elected pursuant to Article 8 hereof by the Members to manage the Company.

1.9           “Members” shall be the Members and any additional or substituted Members admitted pursuant to Article 11 hereof.

1.10           “Membership Interests” refer to the Members' interest and ownership in the Company, including, without limitation, interests in net income and net loss, rights to distributions, allocations, information, governing rights, and all other rights and obligations under this Agreement and applicable law related to the Company.

1.11           “Organizers” shall be the organizers of the Company responsible for filing the Company’s Articles of Organization.

1.12           “Profits and Losses” shall mean the net profits or net losses of the Company as shown on its books of account after deduction of expenses, depreciation and such other charges or additions as are appropriate under the record keeping system and accounting principles customarily employed by the Company and consistently applied (being initially, the cash method of accounting for federal income tax reporting purposes).

ARTICLE 2

OFFICES

The principal office of the Company shall be at such place within or without the State of Nevada as the Managers may determine.  The Company may have such other offices, either within or without the State of Nevada as the Managers may designate or as the business of the Company may from time-to-time require.

ARTICLE 3

REGISTERED OFFICE AND AGENT

The registered office of the Company in the State of Nevada shall be located at 2235 E. Flamingo Road, Suite 201A, in the City of Las Vegas, County of Nevada, and the registered agent at such address shall be Power Point Management, Ltd.

ARTICLE 4

TERM

The term of the Company commenced on the date the Company’s Articles of Organization were accepted by the Nevada Secretary of State, which also is the effective date of this Agreement.  The Company shall continue for a term of thirty (30) years and, thereafter, shall continue in existence for such successive periods of one (1) year each as all of the Members may agree upon by and under any appropriate instrument, unless it shall have been otherwise dissolved as hereinafter provided.

ARTICLE 5

RIGHTS AND OBLIGATIONS OF MEMBERS

5.1           Liability.  Each Member's liability shall be limited as set forth in the Act and other applicable law.  No Member shall be liable for any debts or losses of the Company beyond his or her Capital Contributions, except as provided herein and in the Act.

5.2           Business of the Company.  Except as provided herein and under the Act, a Member shall take no part in the conduct or control of the business of the Company and shall have no right or authority to act for or to bind the Company in any manner whatsoever.

5.3           Status of Membership Interests.  Except as is otherwise provided in this Agreement or the Act, the Membership Interest owned by a Member shall be fully paid and nonassessable.  No Member shall have the right to withdraw or reduce his or her Capital Contribution to the Company except as a result of the dissolution and termination of the Company or as otherwise explicitly provided in this Agreement.  No Member shall have the right to bring an action for partition against the Company and each Member expressly waives any such right.

ARTICLE 6

MANAGERS

6.1           General Powers.  The business and affairs of the Company shall be managed by the Managers, except as otherwise provided by the Act, the Articles of Organization, or this Agreement.  The Managers shall devote such time to the business and affairs of the Company as they shall reasonably deem necessary to properly conduct such business and affairs in accordance with this Agreement and applicable law.  It is expressly understood and agreed that the Managers shall not be required to devote their entire business time or business resources to the business of the Company, unless so required by the terms of any employment or other agreement between an individual Manager and the Company relating to the services of a Manager.  Except as provided in the Act, the Articles of Organization, or this Agreement, each Manager shall be responsible for the management of the Company's business and shall have all powers generally conferred by law as well as those which are necessary, advisable or consistent in connection therewith, provided, however, that all decisions shall be upon the affirmative vote of a majority of the Managers, or upon the affirmative vote of both of the Managers if there shall be only two (2) in office.  Any note, contract, deed, bill of sale, mortgage, lease, or other commitment purporting to bind the Company to any action which is authorized in accordance with this Agreement shall be signed on behalf of the Company by any Manager or by any person to whom the Managers designate authority under an agreement, arrangement or resolution.

6.2           Limitations on Authority of the Managers.

A.           The Managers shall not have the authority to:

(a)           do any act in contravention of this Agreement;

(b)           do any act which would make it impossible to carry on the ordinary business of the Company.  For purposes of this Section 6.2, the sale of all or a substantial portion of the Company's assets not in the ordinary course of business, without the prior written approval of the holders of two-thirds of the Membership Interests, shall be deemed to be an act making it impossible for the Company to carry on its ordinary business;

(c)           confess a judgment against the Company;

(d)           possess Company property or assign the rights of the Company in specific Company property for other than Company purposes;

(e)           admit a person as a Member except as provided in the Act and this Agreement;

(f)           continue the business of the Company in contravention of Article 12 hereof;

(g)           combine the Company with another entity without the prior written consent of the holders of two-thirds of the Membership Interests; or

(h)           amend the Articles of Organization or this Agreement without the prior written consent of the holders of two-thirds of the Membership Interests.

B.           The Managers shall not do any of the following without the consent of a majority of the Initial Members:

(i)           The sale or disposition of assets of the Company having an aggregate value in excess of twenty five percent (25%) of the net book value of all assets of the Company, unless in the context of a determination by the Board of Managers to cease the conduct of all business of the Company.

(ii)           The adoption of any official Business Plan or any significant deviation from the Business Plan in effect from time-to-time.

(iii)           Engaging in any business outside the scope of the business purpose of the Company.

(iv)           Increasing the authorized and/or issued share capital or issuing any new membership units of the Company , or granting any option, warrant or other interest over, or effecting any other reorganization of, the capital of the Company.

(v)           Incurring any indebtedness in the nature of borrowings or making any loan other than as expressly provided for or contemplated by the Business Plan then in effect.

6.3           Liability of Managers.  Each Manager shall discharge his, her or its duties to the Company in good faith and with reasonable care.  Unless fraud, deceit, gross negligence, willful misconduct or a wrongful taking or other self-dealing shall be proved in a court of competent jurisdiction, a Manager shall not be liable or obligated to the Members for any mistake of fact or judgment or for the doing of any act or the failure to do any act by the Manager in conducting the business, operations and affairs of the Company which may cause or result in any loss or damage to the Company or its Members, or for losses by the Company or the Members.  A Manager shall incur no liability to the Company or to any of the Members as a result of engaging in any other business or venture, except as may be specified in this Agreement, or any employment or other agreement relating to the Manager’s provision of services to the Company.

The Company shall indemnify any Person (such term includes any natural person and any legal entity), who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a Manager,  Member, officer, employee or agent of the Company or is or was serving at the request of the Company as a manager, director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (“Indemnified Person”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement (subject to the provisions below) actually and reasonably incurred by him in connection with such action, suit or proceeding if the act or failure to act giving rise to the claim for indemnification is not determined by a court to have constituted fraud, bad faith, gross negligence, recklessness, willful misconduct, or breach of this Agreement.

The Company shall not be required to indemnify an Indemnified Person for amounts paid in settlement unless the Company has approved the terms of such settlement.

6.4           Number and Qualifications.  The Company shall have at least one and not more than seven (7) Managers.  No change in the number of Managers shall have the effect of shortening the term of any incumbent Manager.  Managers shall be natural persons of the age of 18 years or older.

6.5           Election and Term of Office.  The initial Managers shall hold office until their respective successors are duly elected and qualified.  Managers shall be elected by the affirmative vote of a majority of Membership Interests, to hold office until the next succeeding annual meeting.  Each Manager shall hold office until his or her successor is duly elected and qualified, unless sooner displaced.  Election of Managers need not be by ballot.  Managers also may be elected at a special meeting of the Members by vote of the holders of a majority of Membership Interests.

6.6           Compensation.  Salary or other compensation of the Managers may be fixed from time to time by the affirmative vote of Members holding a majority of the Membership Interests, and no Manager shall be prevented from receiving such salary by reason of the fact that he is also a Member of the Company.

6.7           Removals and Resignations.  Except as may otherwise be provided by the Act, the Members may, at any meeting called expressly for the purpose, by a vote of the Members owning a majority of Membership Interests entitled to vote at an election of Managers, remove any or all Managers from office, with or without cause.  A Manager may resign at any time by giving written notice to the Board of Managers.  The resignation shall take effect immediately upon the receipt of the notice, or at any later time specified therein.  The acceptance of such resignation shall not be necessary to make it effective, unless the resignation by its terms requires acceptance.

6.8           Vacancies.  Any vacancy occurring in the office of a Manager, whether by reason of an increase in the number of Managers or otherwise, shall be filled by the affirmative vote of the Members holding a majority of Membership Interests.  A Manager elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office, unless sooner displaced.

6.9           Tax Matters.  The Managers may designate a Manager or committee of Managers as the “Tax Matters Manager” or “Tax Matters Committee” for the purpose of determining the tax treatment of any item (“Company Items”) required to be taken into account for the Company's taxable year under any provision of the Code.  Such Tax Matters Manager or, Committee shall be authorized to enter into settlement agreements with the Internal Revenue Service on behalf of all Members with respect to Company Items, and each Member (except any Member who has filed a statement described in Code Section 6224 (c)(3)(B)) agrees to be bound by the terms of any settlement agreement entered into by the Tax Matters Manager or Committee on behalf of all Members.  Pursuant to this authorization, each Member who has not so filed agrees to execute such further documents as may be necessary or desirable to cause the settlement agreement to be binding on such Member and not to exercise any right or undertake any other action which is inconsistent with any settlement agreement entered into by the Tax Matters Manager or Committee on behalf of such Member.  The Tax Matters Manager or Committee shall (i) keep the Members reasonably informed as to the status of all administrative and judicial Tax proceedings, (ii) file with the Internal Revenue Service a request for administrative adjustment if the Tax Matters Manager or Committee deems such to be appropriate, and (iii) file a petition in a court of competent jurisdiction regarding any dispute with respect to Company Items which the Tax Matters Manager or Committee deems appropriate.

ARTICLE 7

DISTRIBUTIONS

7.1           Distributions

(a)           All Cash Available for Distribution shall be allocated to the Members and distributed among them pro rata in accordance with their relative Membership Interests in such amounts as the Managers in their sole discretion may from time-to-time, and at such times, determine to be appropriate for distribution to members and consistent with the then applicable business plan and financial requirements of the Company or in accordance with the provisions for distribution set forth herein.

(b)           Upon the resignation of a Member, except as otherwise provided in this Agreement, a resigning Member shall not be entitled to the return of such Member’s capital contribution or capital account, or to any other payment.  Unless the resigning Member and a majority in interest of the other Members agree on the terms of redemption of the resigning Member’s Membership Interest, the resigning Member shall receive  the amount such former Member would have received if still a Member at the time of dissolution.  No Member, regardless of the nature of his or her contribution, has a right to demand or receive any distribution from the Company in any form other than cash.

(c)           Notwithstanding anything to the contrary herein contained, the net proceeds realized and available from any Disposition (which in the case of insurance funds from a casualty shall take into account the costs or expenditures for repair or replacement and the requirements of any mortgage holder on the Company property) shall be distributed in the following order of priority:

(i)           to pay any debts and liabilities of the Company;

(ii)         to establish any reserve which the Managers deem reasonably necessary to provide for any contingent or unforeseen liabilities or obligations of the Company; provided that, at the expiration of such period of time as the Managers deem advisable, the remaining balance of such reserve shall be distributed in the manner set forth herein;

(iii)        to pay the Members pro rata according to their respective Membership Interests as set forth herein.

10.2           Limitations on Distributions.  Company distributions, shall not be made to the extent that, after giving effect to the distribution, all liabilities of the Company, other than liabilities to Members on account of their Membership Interests, would exceed the fair value of the Company's assets.  No distributions shall be made to any Member at any time except accrued and unpaid Dividends and Profit Participation to the Class B Members.

ARTICLE 8

DISSOLUTION AND TERMINATION OF THE COMPANY

8.1           Dissolution and Termination.  The Company shall be dissolved and/or terminated under the Act upon the occurrence of any of the following events:

(a)           Upon the expiration of the term of this Agreement; or

(b)           Upon the written consent of the holders of two-thirds of the Membership Interests.

8.2           Distribution upon Termination.  Upon the dissolution and termination of the Company, the Managers shall take full account of the Company's assets and liabilities, the assets shall be liquidated as promptly as is consistent with obtaining fair value therefor, and the proceeds therefrom, to the extent sufficient therefor, shall be applied and distributed in the following order:

(a)           to the payment of all creditors, other than Members, in the order of priority as provided by the Act, except any claims of secured creditors whose obligations will be assumed or otherwise transferred on the liquidation of the Company's assets;

(b)           to the payment of any obligations of the Company to any Member;

(c)           to the establishment of any reserves which the Managers deem reasonably necessary for any contingencies or unforeseen liabilities or obligations of the Company.  Such reserves shall be paid over by the Managers to an escrow agent or shall be held for the purpose of disbursing such reserves in payment of any of the said contingencies and, at the expiration of such period as the Managers shall deem advisable, the balance thereof shall be distributed in the manner and order provided in this Section 8.2; and

(d)           to the payment of all Members of their respective positive capital accounts (after taking into account all capital account adjustments under Section 10.3 of this Agreement during the taxable year such liquidation occurs other than any adjustments for the liquidating distributions hereunder), including Members who resigned and received less than the fair value of their Membership Interests at the time of their resignation.

8.3           Allocations During Dissolution.  Throughout the dissolution and winding up of the Company, all of the Members shall be allocated their share of Company Items.  Any gain or loss from a sale or other disposition of any Company property shall also be allocated in accordance with Article 10 of this Agreement.

8.4           Distributions in Kind.  In the event a distribution of Company property in kind is made, such property shall be either: (i) transferred and conveyed to the Members or their assigns so as to vest in each of them, as tenants-in-common, a percentage interest in the whole of said property equal to the percentage interest he would have received had the aforesaid property not been distributed in kind; or (ii) transferred and conveyed to the Members on an asset-by-asset determination, as determined by the Managers in their sole and absolute discretion.  Notwithstanding anything to the contrary herein contained, distributions in kind are expressly authorized to such extent as the Managers may determine in their sole and absolute discretion and the allocation of gain or loss in connection therewith, if any, shall be allocated in accordance with the Provisions of Section 10.1 hereof.

8.5           Time.  A reasonable time, as determined by the Managers, not to exceed six months from the date of an event of dissolution, shall be allowed for the orderly liquidation of the assets of the Company and the discharge of Company liabilities.

8.6           Statement of Termination.  The Managers shall furnish each of the Members, at the Company's expense, with a statement which shall set forth the assets and liabilities of the Company as of the date of complete liquidation and distribution as herein provided.  Such statement shall also schedule the receipts and disbursements made with respect to the termination hereunder and shall be final and binding upon all persons, except such persons who may file a specific and detailed written protest thereof within 90 days of his or her receipt of the statement.

8.7           Certificate of Cancellation.  Upon the completion of termination in accordance with the terms hereof, the Company shall terminate and the Members shall execute, acknowledge, and cause to be filed a certificate of cancellation of the Company, whereupon the Company will cease to exist in all respects.

8.8           Liquidating Trustee.  In the event of a dissolution of the Company, the liquidation of its assets and the discharge of its liabilities may be carried out by a liquidating trustee or receiver who shall be a bank or trust company or other person or firm having experience in managing, liquidating, or otherwise handling property of the type then owned by the Company.  Any such liquidating trustee or receiver shall be designated by the Managers.  A liquidating trustee shall not be personally liable for the debts of the Company but otherwise shall have such obligations and authorities as are given the Managers pursuant to this Agreement or as may be agreed upon between the Members and said liquidating trustee.

ARTICLE 9

ACCOUNTING AND REPORTS

9.1           Books and Records.  At the expense of the Company, the Managers shall maintain records and accounts of all operations and expenditures of the Company.  In accordance with the Act, the Company shall keep at its principal place of business the following records:

(a)           A current list of the full name and last known business, residence, or mailing address of each Member and Manager, both past and present;

(b)           A copy of the Articles of Organization and all amendments thereto, together with executed copies of all powers of attorney pursuant to which any amendment has been executed;

(c)           Copies of the Company's federal, state, and local income tax returns and reports, if any, for the three most recent years;

(d)           Copies of this Agreement, copies of any writings permitted or required with respect to a Member's obligation to contribute cash, property or services, and copies of any financial statements of the Company for the three most recent years;

(e) Minutes of every annual, special, and court-ordered meeting of the Members and/or Managers; and

(f) Any written consents obtained from Members or Managers for actions taken without a meeting.

Such books and records shall be open for the inspection and examination by any Member, in person or by his or her duly authorized representative, at reasonable times at the principal office of the Company upon at least five business days prior written notice and a showing that the request is made in good faith and for a proper purpose.

The Company's books and records shall be kept on the cash method of accounting for federal income tax reporting purposes and any change in method shall be made by the Tax Matters Manager (or Tax Matters Committee as the case may be) in its sole discretion.

9.2           Fiscal Year.  The annual accounting period of the Company shall be the calendar year.

9.3           Returns and Reports.  The Company shall prepare or have prepared and distribute, at the Company's expense, a completed copy of the Company's federal information return and any similar state income tax return required by applicable law.  The Managers will use reasonable efforts to mail each Member's Schedule K-1 (Form 1065) within one hundred (100) days of the end of each calendar year of the Company.  The Company shall also furnish to each Member such other reports on the operation of the Company as may be reasonably requested.  Each Member shall file such state income tax returns and make timely payment of all state taxes imposed with respect to such Member's share of Company income.

9.4           Bank Accounts.  All funds of the Company shall be deposited in its name in such checking and savings accounts or time certificates (or the like) as shall be designated by the Managers.  Withdrawals therefrom shall be made upon such one or more signatures as the Managers may designate; provided, however, that only Managers who maintain an office in the principal office of the company may be a signatory on any bank account established by the Company.

9.5           Federal Income Tax Elections.  All elections required or permitted to be made by the Company under the Code shall be made by, the Tax Matters Manager (or Tax Matters Committee, as the case may be) in his or her sole discretion.

ARTICLE 10

MISCELLANEOUS

10.1          Amendments.  Any amendment to this Agreement may be proposed by any Member or Manager.  A vote on a proposed amendment shall be taken within 30 days of the date notice of the proposal is given to the Members.  An amendment shall become effective at such time as it has been approved in writing by all of the Members entitled to vote.

10.2          Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (c) three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All such communications shall be sent to the Company at principal office,  and to the Members at the address set forth on the signature page hereto or at such other address as the Company or Member may designate by ten (10) days advance written notice to the other parties hereto.

10.3          Captions.  Titles or captions contained in this Agreement are inserted only as a matter of convenience and reference, and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision hereof.

10.4          Usage.  As used herein, the masculine, feminine or neuter gender, and the singular or plural numbers, shall each be deemed to include the others unless the context clearly indicates to the contrary.  “Person” or “party” shall include a corporation, firm, partnership, proprietorship, or other form of association.

10.5          Counterparts.  This Agreement may be executed in any number of counterparts and all of such counterparts shall be deemed an original and for all purposes constitute one Agreement binding on the parties hereto, notwithstanding that all parties are not signatory to the same counterpart.

10.6          Binding Agreement.  Except as otherwise provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their personal representatives, successors, assigns, and legal representatives.

10.7          Severability.  If any provision of this Agreement shall be declared invalid or unenforceable, the remainder of this Agreement will continue in full force and effect so far as the intent of the parties can be carried out.

10.8          Entire Agreement; Governing Law.  This Agreement, including the Exhibits hereto, contains the entire agreement of the parties hereto.  In the event any of the terms or conditions hereof shall conflict with any of the terms or condition of the Articles of Organization, the terms and conditions of this Agreement shall control.  All amendments, modifications, supplements or riders hereto, if any, shall be set forth in writing executed by the parties hereto, and shall be attached to this Agreement at the time of such execution.  This Agreement shall be governed by the laws of the State of Nevada.

10.9          Further Action.  All parties agree to execute and deliver such papers, documents, and instruments, and perform such acts, as are necessary or appropriate to implement or carry out the terms or intent or hereof.

IN WITNESS WHEREOF, the undersigned Members have executed this Operating Agreement under their seal this   1st  day of        April      , 2009.

APLUS INTERNATIONAL, LTD.

By:/s/ Yao-Ting Su
      Yao-Ting Su, Member

RADIANT SUN DEVELOPMENT S.A.

By: /s/ Hui-Yun Lo
      Hui-Yun Lo, President

SCHEDULE A

Member	Membership Interest
Xodtec Technology Co., Ltd.	16.8%
Targetek Technology Co., Ltd.	15.2%
UP-Technology Co., Ltd.	40.0%
Radiant Sun Development S.A.	28.0%